EXHIBIT 2.1

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        U.S. TELEPACIFIC HOLDINGS CORP.,

                             TPMC ACQUISITION CORP.

                                       AND

                           MPOWER HOLDING CORPORATION



                             Dated as of May 4, 2006



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                                TABLE OF CONTENTS

ARTICLE I THE MERGER...........................................................1

         SECTION 1.1    The Merger.............................................1

         SECTION 1.2    Effective Time; Closing Date...........................2

         SECTION 1.3    Effect of the Merger...................................2

         SECTION 1.4    Certificate of Incorporation; By-laws..................2

         SECTION 1.5    Board of Directors and Officers........................2

         SECTION 1.6    Further Assurances.....................................2

ARTICLE II EFFECTS OF THE MERGER; CONSIDERATION................................3

         SECTION 2.1   Conversion of Company Securities........................3

         SECTION 2.2   Exchange Procedures.....................................4

         SECTION 2.3   Deposit at Closing......................................6

         SECTION 2.4   Dissenting Shares.......................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................7

         SECTION 3.1   Organization, Standing and Power........................7

         SECTION 3.2   Authority; Approvals....................................7

         SECTION 3.3   Capitalization; Equity Interests........................8

         SECTION 3.4   Conflicts; Consents.....................................9

         SECTION 3.5   Financial Information and SEC Reports;
                       Undisclosed Liabilities................................10

         SECTION 3.6   Disclosure Documents...................................12

         SECTION 3.7   Absence of Changes.....................................12

         SECTION 3.8   Assets and Properties; Network.........................12

         SECTION 3.9   Other Agreements.......................................13

         SECTION 3.10  Environmental Matters..................................14

         SECTION 3.11  Litigation.............................................14

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                           TABLE OF CONTENTS (Cont'd)
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         SECTION 3.12  Compliance; Licenses and Permits.......................15

         SECTION 3.13  Intellectual Property..................................16

         SECTION 3.14  Tax Matters............................................18

         SECTION 3.15  Labor Relations; Employees.............................19

         SECTION 3.16  Transactions with Related Parties......................21

         SECTION 3.17  Brokers................................................21

         SECTION 3.18  Insurance..............................................21

         SECTION 3.19  Suppliers..............................................22

         SECTION 3.20  Takeover Statutes......................................22

         SECTION 3.21  Opinion of Financial Advisor...........................22

         SECTION 3.22  Rights Agreement.......................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.............22

         SECTION 4.1   Organization; Standing and Power.......................22

         SECTION 4.2   Authority; Approvals...................................23

         SECTION 4.3   Conflicts; Consents....................................23

         SECTION 4.4   Disclosure Documents...................................24

         SECTION 4.5   Brokers................................................24

         SECTION 4.6   Litigation.............................................24

         SECTION 4.7   Operations of Merger Sub...............................24

         SECTION 4.8   Financing..............................................24

ARTICLE V CERTAIN COVENANTS...................................................25

         SECTION 5.1  Conduct of Business.....................................25

         SECTION 5.2  Access and Information; Confidentiality.................27

         SECTION 5.3  Proxy Statement.........................................28

         SECTION 5.4  Company Stockholders' Meeting...........................29

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                           TABLE OF CONTENTS (Cont'd)
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         SECTION 5.5  Acquisition Proposals...................................29

         SECTION 5.6  Reasonable Efforts; Further Assurances..................31

         SECTION 5.7  Public Announcements....................................33

         SECTION 5.8  Indemnification of Directors and Officers...............34

         SECTION 5.9  Expenses................................................35

         SECTION 5.10 Section 16 Compliance...................................35

         SECTION 5.11 Supplemental Information................................35

         SECTION 5.12 Tax Matters.............................................35

         SECTION 5.13 State Takeover Statutes; Rights Agreement...............36

         SECTION 5.14 Employee Benefits Matters...............................36

         SECTION 5.15 Financing...............................................37

         SECTION 5.16 Letter of Credit........................................38

ARTICLE VI CONDITIONS PRECEDENT...............................................38

         SECTION 6.1  Conditions Precedent to Obligations of Each Party.......38

         SECTION 6.2  Conditions Precedent to Obligations of Buyer and
                      Merger Sub..............................................39

         SECTION 6.3  Conditions Precedent to Obligations of the Company......40

ARTICLE VII TERMINATION.......................................................41

         SECTION 7.1  Termination.............................................41

         SECTION 7.2  Effect of Termination and Abandonment...................43

         SECTION 7.3  Termination Fee.........................................43

ARTICLE VIII MISCELLANEOUS....................................................44

         SECTION 8.1  Entire Agreement........................................44

         SECTION 8.2  Assignment and Binding Effect; Third Party
                      Beneficiaries...........................................44

         SECTION 8.3  Notices.................................................44

         SECTION 8.4  Amendment and Modification; Waiver......................45

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                           TABLE OF CONTENTS (Cont'd)
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         SECTION 8.5  Governing Law; Consent to Jurisdiction..................46

         SECTION 8.6  Waiver of Jury Trial....................................46

         SECTION 8.7  Severability............................................46

         SECTION 8.8  Counterparts............................................47

         SECTION 8.9  Enforcement.............................................47

         SECTION 8.10 Non-Survival of Representations and Warranties..........47

         SECTION 8.11 Damages.................................................47

         SECTION 8.12 Disclosure Schedule.....................................47

ARTICLE IX DEFINED TERMS; INTERPRETATION......................................48

         SECTION 9.1  Defined Terms...........................................48

         SECTION 9.2  Terms Defined Elsewhere.................................53

         SECTION 9.3  Interpretation..........................................54


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         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May
4, 2006, is by and among U.S. TelePacific Holdings Corp., a Delaware corporation ("Buyer"), TPMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and Mpower Holding Corporation, a Delaware corporation (the "Company").

                                  INTRODUCTION

         A. The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

         B. Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         C. As a condition and an inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into certain Voting Agreements with Buyer in the form attached hereto as Exhibit A (the "Voting Agreements").

         D. As a condition and an inducement to the willingness of the Company to enter into this Agreement, Buyer and Merger Sub have arranged for the delivery of a letter of credit in the form attached hereto as Exhibit B (the "Initial Letter of Credit") for the benefit of the Company.

         E. Certain capitalized terms have the meanings set forth in Section
9.1.

                                    AGREEMENT

         In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         SECTION 1.1 The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the Company, as the surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation") and shall continue its legal existence under the DGCL.


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         SECTION 1.2 Effective Time; Closing Date. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated on the Closing Date by filing a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated by the parties in the Certificate of Merger (the "Effective Time"). The closing of the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or on such other date, time and place as the Company and Buyer may mutually agree in writing (such date on which the Closing actually occurs being referred to herein as the "Closing Date").

         SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

         SECTION 1.4 Certificate of Incorporation; By-laws.

               (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety at the Effective Time to read in the form attached as Exhibit C hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

               (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

         SECTION 1.5 Board of Directors and Officers. The Board of Directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

         SECTION 1.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute



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and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II
                      EFFECTS OF THE MERGER; CONSIDERATION

         SECTION 2.1 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

               (a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

               (b) Each share of Common Stock, together with the related Right attached thereto, that is owned by (i) the Company as treasury stock,
         (ii) Buyer, (iii) Merger Sub, (iv) any other wholly owned Subsidiary of Buyer or (v) any wholly owned Subsidiary of the Company, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

               (c) Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time, together with the related Right attached thereto, shall be converted into the right to receive $1.92 in cash, payable to the holder thereof, without interest (the "Common Stock Consideration"). All shares of Common Stock converted into the right to receive the Common Stock Consideration pursuant to this Section 2.1(c) shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented shares of Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Common Stock Consideration to be issued in consideration therefor upon the surrender of such certificate;

               (d) Each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to such Warrant's Warrant Cancellation Payment, without interest, and all such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(d) shall be net of all applicable withholding taxes, which shall be properly and timely remitted to the appropriate Governmental Entity;



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               (e) Each Option issued and outstanding immediately prior to the
         Effective Time, whether or not then exercisable, shall be converted into the right to receive, on or as soon as practicable following the Closing Date, a sum in cash equal to such Option's Option Cancellation Payment, without interest, and all such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. Notwithstanding anything to the contrary contained in this Agreement, if the exercise price per share of Common Stock of any Option is equal to or greater than the Common Stock Consideration, such Option shall be cancelled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(e) shall be net of all applicable withholding taxes, which shall be properly and timely remitted to the appropriate Governmental Entity. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled; and

               (f) The restrictions on each share of Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each share of Common Stock not subject to any restrictions as provided in Section 2.1.

         SECTION 2.2 Exchange Procedures.

               (a) Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.

               (b) Promptly following the Effective Time, the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Certificates entitled to receive consideration pursuant to Section 2.1 the form of Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing shares of Common Stock or Warrants (the "Certificates"), upon surrender of such Certificates to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or Warrants, as the case may be,



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               such amounts as the Surviving Corporation, the Paying Agent or
               Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be, and the Surviving Corporation, the Paying Agent or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon. All cash consideration delivered upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Common Stock and Warrants theretofore represented by such Certificates.

               (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond or other surety in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Buyer may impose, the Paying Agent shall deliver in exchange for such Certificate the consideration into which shares of Common Stock or Warrants theretofore represented by such Certificate shall have been converted pursuant to this Article II.

               (d) If any payment under this Article II is to be made to a Person other than the Person in whose name any Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.

               (e) None of Buyer, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the



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               Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.

               (f) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the shares of Common Stock, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

               (g) As soon as practicable following the Effective Time, the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder. The Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law or with respect to the making of other payments hereunder in connection with other equity interests in the Company held by such Option Holder (provided that such amounts have not been previously deducted and withheld). To the extent that amounts are so withheld by the Surviving Corporation or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be, and the Surviving Corporation or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity.

         SECTION 2.3 Deposit at Closing. At the Closing, Buyer shall deposit (or cause to be deposited) with the Paying Agent, for exchange and payment in accordance with this Article II, an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments. The Paying Agent shall invest funds held by it for purposes of this Article II as directed by Buyer, on a daily basis. Any interest or other income resulting from such investments shall be paid to Buyer.

         SECTION 2.4 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company's capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in


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         accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

               (b) The Company shall give Buyer (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the "Disclosure Schedule"), which Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

         SECTION 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer true, complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity's minute books and stock records. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, by-laws or similar constitutive document. Section 3.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

         SECTION 3.2 Authority; Approvals.

               (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its



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         corporate powers and authority and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights generally and by the application of general principles of equity.

               (b) The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (iii) resolved to approve this Agreement and (iv) resolved to recommend that the Company's stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

               (c) The affirmative vote of the holders of a majority of outstanding shares of Common Stock (the "Required Company Stockholders") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

         SECTION 3.3 Capitalization; Equity Interests.

               (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of the date of this Agreement, (i) 93,703,445 shares of Common Stock, including the associated Rights, were issued and outstanding (of which 1,629,076 are shares of Restricted Stock), (ii) 29,021 shares of Common Stock are held in the treasury of the Company, (iii) no shares of Common Stock are held by Subsidiaries of the Company and (iv) no shares of Preferred Stock are outstanding.

               (b) Section 3.3(b) of the Disclosure Schedule sets forth a true and correct list of all of the Company's Subsidiaries, together with their respective authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in
         Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any equity or other security interest, or has made any investment, in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

               (c) Except for (i) issued and outstanding Common Stock referenced in Sections 3.3(a)(i) and 3.3(a)(ii), (ii) 20,129,457 shares of Common Stock reserved for issuance upon exercise of Options granted under the Option Plans, as described in Section 3.3(d) of the Disclosure Schedule, (iii) 5,992,124 shares of Common Stock reserved for issuance upon exercise of the Warrants, as described in Section 3.3(e) of the Disclosure Schedule, (iv) 100,000 shares of Preferred Stock designated as "Series A Preferred Stock" reserved for issuance in accordance with the Rights Agreement, and (v) as set forth in Sections 3.3(b) and (c) of the Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock, or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants, Restricted Stock and Rights or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Company or any Subsidiary. Except for the Options, Warrants, Restricted Stock and Rights or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c).

               (d) The names of the optionee of each Option, the date of grant of each Option, the number of shares subject to each such Option, the expiration date of each such Option, and the price at which each such Option may be exercised under the Option Plans are set forth in Section 3.3(d) of the Disclosure Schedule.

               (e) The name of each holder of Warrants as of the date hereof, the date of issuance of each Warrant, the number of shares subject to each such Warrant, the expiration date of each such Warrant, and the price at which each such Warrant may be exercised, are set forth in
         Section 3.3(e) of the Disclosure Schedule.

         SECTION 3.4 Conflicts; Consents.

               (a) Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the terms and provisions hereof, do not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, which in any case may result in any loss (including loss of current or future benefits) or other liability to the Company or its Subsidiaries exceeding $500,000 individually or $1,500,000 in the aggregate, (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person's properties or assets, which in any case may result in the imposition of any fees, penalties or other liability to the Company or its Subsidiaries in an amount exceeding $100,000 individually or $400,000 in the aggregate or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries in an amount exceeding $500,000 individually or $1,500,000 in the aggregate.

               (b) Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger, (3) any consent or approval of or registration or filing with the Federal Communications Commission ("FCC"), any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries (each, a "State PUC"), (4) any municipal franchising authority (each, a "Municipal Franchising Authority") having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction, and (5) where the failure to obtain such consents or approvals, or to make such notifications, registrations or filings, would not result in the imposition of fees or penalties on the Company or any of its Subsidiaries, or otherwise result in any liability or other loss (including loss of current or future benefits) in an amount in excess of $100,000 individually or $400,000 in the aggregate, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.

               (a) The Company has timely filed with the Securities and Exchange Commission (the "SEC") and made available to Buyer all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Company SEC Reports"). The Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
         (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq Stock Market, Inc.'s National Market or any national stock exchange. The Company has made available to Buyer true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003 and prior to the date hereof and will, promptly following the receipt thereof, make available to Buyer any such correspondence sent or received after the date hereof. To the Company's knowledge, as of the date hereof none of the Company SEC Reports is the subject of ongoing SEC review.

               (b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

               (c) Except as reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005, which balance sheet was filed with the SEC by the Company on March 1, 2006 in its 2005 Annual Report on Form 10-K and made available to Buyer, the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.6 Disclosure Documents. None of the information included or incorporated by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or on the date mailed to the Company's shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders' Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representations regarding any information furnished in writing by Buyer or Merger Sub specifically for inclusion in the Proxy Statement.

         SECTION 3.7 Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

         SECTION 3.8 Assets and Properties; Network.

               (a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries, including all collocation agreements to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.8(a) of the Disclosure Schedule, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property, including all such property interests identified in Section 3.8(a) of the Disclosure Schedule (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All leases, including all collocation agreements to which the Company or any of its Subsidiaries is a party, in respect of real property leased by the Company or any of its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default thereunder, and to the Company's knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for such breach or default that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               (b) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               (c) Section 3.8(c) of the Disclosure Schedule sets forth the following information relating to the network of the Company and its
         Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries, (ii) all material inventory of the Company and its Subsidiaries, (iii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries, (iv) for the ATM/IP backbone of the Company and its Subsidiaries, route and circuit type,
         (v) any pending asset sale of any of the foregoing and (vi) any material agreement, arrangement or understanding with municipalities governing access to municipal rights of way involving payments in excess of $100,000 in any one year. The information provided in Section 3.8(c) of the Disclosure Schedule is accurate and complete in all material respects; provided, however, that the operation of the network of the Company and its Subsidiaries is subject to embedded software owned by third parties and licensed to the Company or its Subsidiaries, as to which (unless indicated otherwise in Section 3.8(c) of the Disclosure Schedule) the Company has valid licenses as of the date hereof. The Company shall provide Buyer with correct and complete copies of all leases with respect to the network of the Company and its Subsidiaries. Each of the network facilities described in Section 3.8(c) of the Disclosure Schedule is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.9 Other Agreements.

               (a) Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each contract, agreement, commitment or lease of the Company and its Subsidiaries currently in effect (i) which by its terms is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that materially restricts the conduct of any material line of business by the Company or any of its Subsidiaries, or the ability of any such Person to operate in any geographic area, (iii) relating to the borrowing of money or any guarantee in respect of any indebtedness in excess of $100,000 of any Person (other than any guarantee made by the Company in respect of any real property or personal property leased by any Subsidiary), (iv) that extends "most favored nations" or similar pricing to the counterparty to such contract and such contract involving aggregate payments in excess of $100,000 per year, (v) with respect to employment of an officer or director, (vi) with respect to engagement of a consultant involving payments of more than $100,000 in any one year, or (vii) that restricts the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis. In addition,
         Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each interconnection agreement to which the Company or any of its Subsidiaries is a party. Each contract, agreement, commitment or lease of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the

         Disclosure Schedule, is referred to herein as a "Material Contract". True, correct and complete copies of all Material Contracts have previously been made available to Buyer.

               (b) All of the Material Contracts are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and all are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default thereunder, in each case which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.10 Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits and other governmental authorizations required under all applicable Environmental Laws, except for such licenses, permits and other governmental authorizations the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

         SECTION 3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, suits, proceedings, arbitrations, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court, arbitration tribunal or other Governmental Entity against the Company or any of its Subsidiaries which bring into question the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or any of its Subsidiaries or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

         SECTION 3.12 Compliance; Licenses and Permits.

               (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses (including without limitation, (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs, (iii) any and all Universal Service Fund obligations, and (iv) the Communications Assistance to Law Enforcement Act), except for failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               (b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits," a true, correct and complete list of which is contained in Section 3.12(b) of the Disclosure Schedule) that are necessary to conduct their respective businesses as presently being conducted, except for such Permits the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12(b) of the Disclosure Schedule, (i) such Permits are in full force and effect, (ii) no material violations are or have been alleged in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits, or that could reasonably result in any fines, penalties or other losses in excess of $50,000 individually or $250,000 in the aggregate, and
         (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such Permit.

               (c) The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, "Communications Licenses," a true, correct and complete list of which is contained in Section 3.12(c) of the Disclosure Schedule), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses from any Municipal Franchising Authority the absence of which would not result in any fines, penalties or other losses in excess of $50,000 individually or $250,000, in the aggregate. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date of this Agreement, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) material fines and/or forfeitures. As of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened which, in each case, could result in fines, penalties or other losses in excess of $50,000 individually or $250,000, in the aggregate, if not cured or otherwise responded to in the ordinary course of business.

               (d) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the American Stock Exchange. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company's principal executive officer and its principal financial officer by others within those entities. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls over financial reporting and
         (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. For purposes of this paragraph, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         SECTION 3.13 Intellectual Property.

               (a) Section 3.13(a)(1) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks owned (in whole or in part) by the Company or any of its Subsidiaries (collectively "Company Registered Marks"), Section 3.13(a)(2) of the Disclosure Schedule sets forth an accurate and complete list of all registered Patents or pending applications for registered Patents owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the "Company Registered Patents") and Section 3.13(a)(3) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the "Company Registered Copyrights" and, together with the Company

         Registered Marks and the Company Registered Patents, the "Company Registered IP"). Except as set forth on Section 3.13(a)(4) of the Disclosure Schedule, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company Registered IP. To the knowledge of the Company, the Company Registered IP is valid, subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Company Registered IP. Except as may be set forth in Section 3.13(a)(5) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP except for such actions or failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

               (b) Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have participated in the creation of any material Intellectual Property that is used by the Company or any of its Subsidiaries in the conduct of their respective businesses have entered into proprietary information, confidentiality and assignment agreements with the Company that are substantially in the Company's standard forms (which have previously been provided to Buyer).

               (c) To the knowledge of the Company, the Company owns exclusively all right, title and interest to the Company Registered IP and all other material Intellectual Property used by the Company or any of its Subsidiaries that is not licensed to the Company or any of its Subsidiaries pursuant to a written license agreement, free and clear of any Lien or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company's or such Subsidiary's ownership of any of such material Intellectual Property. None of such material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or such Subsidiary.

               (d) Section 3.13(d)(1) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary other than commercially available standard Software applications used in the Company's or any such Subsidiary's operations (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 3.13(d)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in substantially the Company's standard forms (which have previously been provided to Buyer). No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or, to the knowledge of the Company, reasonably foreseeable or, to the knowledge of the Company, threatened in writing. There is no outstanding or, to the Company's knowledge, threatened (in writing) dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property (collectively, the "Outbound License Agreements") that could materially affect any of the respective rights and obligations of the parties thereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company's or any of its Subsidiaries' rights or obligations under any Inbound License Agreement or any Outbound License Agreement, except for such losses, impairments or rights to terminate, reprice or otherwise modify, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (e) To the knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries or licensed under the Inbound License Agreements to the Company or any of its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company and its Subsidiaries as each is currently conducted, excluding commercially available standard Software applications used in the Company's or any such Subsidiary's operations.

               (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company or any of its Subsidiaries has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such material infringement, misappropriation or violation is occurring or has occurred. To the Company's Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

         SECTION 3.14 Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule:

               (a) Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

               (b) The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

               (c) There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. To the knowledge of the Company, no written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

               (d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor.

               (e) None of the Company or any of its Subsidiaries has engaged in a "listed transaction" within the meaning of Treasury Regulation
         Section 1.6011-4(b).

         SECTION 3.15 Labor Relations; Employees.

               (a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, as of the date hereof, to the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no material labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.

               (b) Section 3.15(b) of the Disclosure Schedule contains a list of each pension, profit-sharing or other retirement, bonus, employment or termination agreement, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, program or arrangement, as well any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries sponsor, maintain, or contribute to with respect to employees of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability, whether contingent or direct (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a "Plan").

               (c) The Company has made available to Buyer or Buyer's counsel a true and complete copy of each material Plan, all amendments thereto, the most recent summary plan description or other written description of the Plan, the most recent IRS determination letter (if any), and the most recent annual report (if any) required to be filed in connection with such Plan.

               (d) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. No event has occurred since such favorable determination letter was issued that could reasonably be expected to jeopardize the tax-qualified status of such Plan.

               (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, all required contributions due with respect to any Plan have been made as required under ERISA. The reserves reflected in the Company Financials for the obligations of the Company under all Plans were determined in accordance with GAAP.

               (f) No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.

               (g) No Plan constitutes a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the past six years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).

               (h) Neither the Company nor any of its ERISA Affiliates has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect with respect to any Plan. To the knowledge of the Company, no "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan.

               (i) Each Plan has been operated in all material respects in accordance with its terms and applicable Laws, and will continue to be so operated until the Effective Time.

               (j) Other than routine claims for benefits, to the knowledge of the Company, there are no actions, claims, lawsuits or arbitrations pending or threatened in writing with respect to any Plan.

               (k) Except as set forth in Section 3.15(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either standing alone or in combination with any subsequent event, will not (A) result in any payment becoming due to any current or former employee or director of the Company, (B) increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment or vesting of any such benefits to any extent.

               (l) Except as set forth in Section 3.15(l) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code.

               (m) Except as set forth on Section 3.15(m) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Plan or otherwise could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

         SECTION 3.16 Transactions with Related Parties. Except as set forth in
Section 3.16 of the Disclosure Schedule, since January 1, 2005 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 3.17 Brokers. No agent, broker, investment banker, Person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries, other than Morgan Stanley & Co. Incorporated and Evercore Group L.L.C., the fees and expenses of which will be paid by the Company (as reflected in the agreements between such firms and the Company, copies of which have been delivered to Buyer), is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

         SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section
3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, exhaustion of limits, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all material claims thereunder (i) have been filed in due and timely fashion, and (ii) have been accepted by the insurer. There have been no denials or reservations of rights of any such material claims.

         SECTION 3.19 Suppliers. Except as set forth in Section 3.19 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (a) has received any written notice of, or has any reason to believe that there are, any outstanding or threatened dispute with any supplier or vendor (including local and long distance carriers), which dispute could reasonably involve the payment by or to the Company or any Subsidiaries of an amount exceeding $100,000 individually or $250,000 in the aggregate, or (b) has any reason to believe that there exist any reasonable grounds for any such dispute.

         SECTION 3.20 Takeover Statutes. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger, the Voting Agreements or any of the transactions contemplated hereby and thereby. No other "control share acquisition," "fair price" or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or the Voting Agreements or any of the transactions contemplated hereby and thereby.

         SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C. that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock, and such opinion has not been withdrawn or revoked or otherwise modified as of the date of this Agreement.

         SECTION 3.22 Rights Agreement. The Company has taken all action necessary or appropriate under its Rights Agreement to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any Rights or enable or require such Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                 AND MERGER SUB

         Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 4.1 Organization; Standing and Power. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer has made available to the Company true, complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

         SECTION 4.2 Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate power and authority have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights generally and by the application of general principles of equity.

         SECTION 4.3 Conflicts; Consents.

               (a) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, and compliance by Buyer and Merger Sub with the terms and provisions hereof, does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub, (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person's properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger.

               (b) Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger, (C) any consent or approval of or registration or filing with the FCC, any State PUC and any Municipal Franchising Authority having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction, and (D) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 4.4 Disclosure Documents. None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or mailed to the Company's shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders' Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.5 Brokers. Except for Brown Brothers Harriman & Co. and Credit Suisse, no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

         SECTION 4.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Buyer or Merger Sub to perform its obligations hereunder, or prevent or materially delay the consummation of the Merger.

         SECTION 4.7 Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         SECTION 4.8 Financing. Buyer has, or shall have at the Closing and at the Effective Time, sufficient funds available to permit Buyer to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated hereby. Buyer has received an executed commitment letter (the "Commitment Letter") from Credit Suisse Securities (USA) LLC and Credit Suisse, pursuant to which Credit Suisse has committed to provide Buyer and certain existing or future subsidiaries of the Company with a credit facility in an aggregate amount of $314,000,000 (the "Financing") for the purpose of consummating the transactions contemplated hereby and other general corporate purposes. The Financing is adequate to pay in full in cash the aggregate Common Stock Consideration, the aggregate Warrant Cancellation Payment and the aggregate Option Cancellation Payment (in each case in accordance with the terms of this Agreement), together with all fees and expenses of Buyer and Merger Sub associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. Buyer has delivered a true and complete copy of the Commitment Letter to the Company prior to the date hereof. The Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer under the Commitment Letter. Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof.

                                   ARTICLE V
                                CERTAIN COVENANTS

         SECTION 5.1 Conduct of Business.

               (a) From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing, the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, including the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates, and the implementing rules, regulations, orders, and policies of the FCC and each State PUC, and shall use its commercially reasonable efforts to:

                     (i) Preserve intact the present organization of the Company and its Subsidiaries;

                     (ii) keep available the services of the present officers
               and employees of the Company and its Subsidiaries;

                     (iii) preserve the Company's and its Subsidiaries' goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

                     (iv) continue all current sales, marketing and other
               promotional policies, programs and activities of the Company and its Subsidiaries;

                     (v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and

                     (vi) maintain the Company's and its Subsidiaries' insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be.

               (b) Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer, directly or indirectly:

                     (i) cause or knowingly permit any act, event or change
               which would reasonably be expected to have a Company Material Adverse Effect;

                     (ii) (A) incur any indebtedness for borrowed money other
               than borrowing under the Company's existing credit facility in the ordinary course of business, or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

                     (iii) amend or otherwise change its certificate of
               incorporation or by-laws or equivalent organizational documents;

                     (iv) declare, set aside or pay any dividend or other
               distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than dividends from one Company Subsidiary to another Company Subsidiary or to the Company;

                     (v) (A) split, combine or reclassify any shares of its
               capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (B) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; or (C) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement);

                     (vi) sell, assign, pledge, encumber, transfer or otherwise dispose of any material asset of the Company or any of its Subsidiaries;

                     (vii) acquire (including, without limitation, by merger,
               consolidation, or acquisition of stock or assets) any interest in any person or any assets, other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

                     (viii) incur any capital expenditures or commitments or
               additions to property, plant or equipment of the Company and its Subsidiaries (including IT Expenditures), except for any such capital expenditures or commitments or additions that (a) are set forth in the Company's capital expenditure plan set forth in
               Section 5.1(b)(viii) of the Disclosure Schedule, or (b) are not in excess of $800,000 in the aggregate (except, in the case of clauses (a) and (b), as otherwise noted in Section 5.1(b)(viii) of the Disclosure Schedule);

                     (ix) (I) except in each case for regular annual increases
               or promotions in the ordinary course of business (A) increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $100,000, or (II) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries; provided, however, that, immediately prior to the Effective Time, the Company may, in its sole discretion, pay the bonuses described in Section 5.1(b) of the Disclosure Schedule;

                     (x) change the independent public accountants of the
               Company and its Subsidiaries or, except as required by GAAP or applicable Law, change the accounting methods or accounting practices followed by the Company;

                     (xi) make or change any material Tax election, in each
               case, other than in the ordinary course of business consistent with past practice or as required by Law, incur any material liability for Taxes other than in the ordinary course of business or file any amended Tax Return (other than a Tax Return filed in connection with or required by the resolution of any Tax audit or proceeding);

                     (xii) enter into, amend, modify or consent to the
               termination of, or fail to perform any obligation under, any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights with respect to any such Material Contract;

                     (xiii) commence or settle any material action, suit,
               proceeding, claim or dispute pending or threatened by or before any court, arbitration tribunal or other Governmental Entity;

                     (xiv) enter into any new line of business;

                     (xv) take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or any other Governmental Entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any Permits or Communications Licenses; or

                     (xvi) take or agree in writing or otherwise take any of the actions described in (i) through (xv) above or any other action which would reasonably be expected to delay or prevent the satisfaction of any condition to closing set forth in Article VI.

         SECTION 5.2 Access and Information; Confidentiality.

               (a) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with
         Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company and its Subsidiaries as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and their respective properties, books, records and commitments. The Company shall promptly furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer's expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries. During the period prior to the Closing Date, the Company shall provide Buyer consolidated monthly balance sheets, statements of operations, stockholders' equity and cash flow within fifteen calendar days after the end of each month.

               (b) The parties hereto will hold any non-public information regarding the other parties, their Subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement.

         SECTION 5.3 Proxy Statement.

               (a) As promptly as practicable after the execution of this Agreement, but in no event later than twenty (20) days after the date hereof, the Company and Buyer shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Buyer and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without Buyer's prior consent, which shall not be unreasonably delayed or withheld.

               (b) The Company shall notify Buyer promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Buyer with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Buyer promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required.

         SECTION 5.4 Company Stockholders' Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting upon the adoption of this Agreement; provided that the Proxy Statement shall be mailed to Company stockholders no later than ten (10) Business Days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Sections 5.5(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this
Section 5.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or
(ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

         SECTION 5.5 Acquisition Proposals.

               (a) The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, "Representatives") to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal or
         (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company's equity securities; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholders, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 5.5, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with

         Section 5.5(b), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

               (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Buyer), or propose to withdraw (or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.5(a)) (an "Acquisition Agreement") or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Required Company Stockholders, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 5.5, (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Buyer's receipt of written notice (a "Notice of Adverse Recommendation") from the Company advising Buyer that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period) and representing that the Company has complied with this Section 5.5, (iii) during such three (3) Business Day period, the Company shall negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iv) the Company shall not make a Company Adverse

         Recommendation Change if, prior to the expiration of such three (3) Business Day period, Buyer makes a proposal to adjust the terms and conditions of this Agreement that the Company's Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3 hereof.

               (c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, promptly on the date of receipt thereof, the Company shall advise Buyer orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations (including the identity of the Person making such Takeover Proposal) and the Company shall promptly provide to Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place; provided, however, that the Company shall not be required to disclose the identity of the Person or group making such request, Takeover Proposal, inquiry or with whom any discussions or negotiations are taking place to the extent that the Company is prohibited from making such disclosure pursuant to a confidentiality agreement entered into prior to the date of this Agreement. The Company agrees that it shall keep Buyer fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Buyer fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

               (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

         SECTION 5.6 Reasonable Efforts; Further Assurances.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them, including, without limitation, (i) making the requisite filings pursuant to the HSR Act,
         (ii) making all necessary notifications required by and filing all necessary applications with the FCC seeking the consent of the FCC to the transfer of the Permits and Communications Licenses issued by the FCC to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the "FCC Consents") and (iii) making all necessary notifications required by and filing all necessary applications with the State PUCs seeking the consent of the applicable State PUC to the assignment of the Permits and Communications Licenses issued or granted by such State PUC to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the "State PUC Consents"); and (iii) making all necessary notifications required by and filing all necessary applications with each Municipal Franchising Authority seeking the consent of the Municipal Franchising Authority to the transfer of the Permits and Communications Licenses issued by the Municipal Franchising Authority to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the "Municipal Franchising Authority Consents"). Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

               (b) In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to
         (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or with respect to the FCC Consents, PUC Consents, and Municipal Franchising Authority Consents, and to pay any fees due of it in connection with such applications or filings, within ten Business Days after the date hereof, and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act or with respect to the FCC Consents and PUC Consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any State PUC in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the others of any communications from any Governmental Entity regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request.

               (c) Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (a) refrain from taking any action which may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

               (d) Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

               (e) The Company shall, to the extent Buyer may reasonably request in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause the Subsidiaries and its and their respective officers, employees and advisors to use their respective commercially reasonable efforts to:
         (i) cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents, (ii) make senior management of the Company reasonably available for meetings and due diligence sessions, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (iv) enter into customary agreements with underwriters, initial purchasers or placement agents, (v) enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens in connection with the Company's existing indebtedness, and (vi) provide reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Buyer; provided that none of the Company or any Subsidiary shall be required to pay any commitment or similar fee or incur any other liability in connection with any such third-party financing prior to the Effective Time. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Notwithstanding the foregoing, nothing in this Agreement shall require the Company Board to take any action to approve any third party financing provided in connection with the Merger. Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries, and their respective officers, employees, agents, consultants and other representatives to cooperate with Buyer to develop and implement a business integration plan (including, without limitation, with respect to network integration, customer relationship management and personnel deployment).

         SECTION 5.7 Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable

Law, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 5.8 Indemnification of Directors and Officers.

               (a) For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company ("Covered Persons") to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's second amended and restated certificate of incorporation and second amended and restated by-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (b) The Surviving Corporation shall provide to the Company's present and past directors and officers a fully prepaid insurance and indemnification policy ("D&O Insurance") in amount and scope as required by the Trust Agreement that provides coverage for events occurring on or before the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company represents that the current annual premiums paid by the Company in respect of D&O Insurance is set forth in Section 5.8(b) of the Company Disclosure Schedule.

               (c) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

         SECTION 5.9 Expenses. Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.3, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

         SECTION 5.10 Section 16 Compliance. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

         SECTION 5.11 Supplemental Information. The Company shall give prompt notice to Buyer of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) any Company Material Adverse Effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the Company becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of Buyer or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to Buyer.

         SECTION 5.12 Tax Matters.

               (a) Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement. "Transfer Taxes" means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

               (b) The Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.

               (c) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

                     (i) prepare, in the ordinary course (except as otherwise
               required by Law), and timely file all material Tax Returns required to be filed by it (or them) on or before the Closing Date ("Post-Signing Returns");

                     (ii) fully and timely pay all Taxes shown due and payable
               in respect of such Post-Signing Returns that are so filed and provide Buyer with copies of such Post-Signing Returns as soon as practicable after filing; and

                     (iii) promptly notify the Buyer of any material federal,
               state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter (other than those set forth on the Disclosure Schedules) (collectively, "Contests"), and not to settle or compromise any such Contests without the Buyer's consent, which consent shall not be unreasonably withheld or delayed.

         SECTION 5.13 State Takeover Statutes; Rights Agreement. (a) Buyer, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

         (b) The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Buyer, (i) amend or waive any provision of the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.

         SECTION 5.14 Employee Benefits Matters. (a) Buyer hereby agrees that, for a period of six (6) months immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, maintain employee benefit and compensation plans, programs, contracts, arrangements and executive perquisites for the benefit of active employees of the Company and the Subsidiaries which, in the aggregate, will provide compensation and benefits (other than equity compensation) that are at least equivalent to, and no less favorable than, the compensation and benefits provided to such employees under the employee benefit plans, programs, contracts and arrangements of the Company and the Subsidiaries as in effect immediately prior to the Effective Time; provided, however, that, notwithstanding the foregoing, Buyer may at any time and in all events provide (or cause the

Surviving Corporation to provide) health benefits to such employees under an arrangement substantially similar to that provided to Buyer's or its Subsidiaries' similarly-situated employees. From and after the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees, directors or consultants of the Company or any of its Subsidiaries.

         (b) Employees of the Company and its Subsidiaries shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement established or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and that in no event shall such service be required to be counted with respect to any equity incentive award or for purposes of benefit accrual under any defined benefit pension plan. In addition, for purposes of participation by employees of the Company and its Subsidiaries in any medical plan of Buyer or its Subsidiaries, Buyer or its applicable Subsidiary shall waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company and, with respect to the plan year in which such employees first participate in such medical plan, shall credit such employees for any out of pocket expenditures, deductibles and employee contributions that were credited under any predecessor medical plan of the Company or any of its Subsidiaries.

         (c) Buyer hereby agrees that for a period of two years immediately following the Effective Time it shall, or shall cause the Surviving Corporation and its Subsidiaries to provide all employees of the Company and the Subsidiaries who are employed thereby as of immediately prior to the Effective Time (other than employees who, as of the Effective Time, are party to severance agreements) who are terminated without cause with a minimum level of severance benefits equal to two (2) weeks for any period of employment for less than one year plus one (1) week for each full or partial year after their first year of employment. For purposes of determining the amount of their minimum severance benefits under this Section 5.14(c), employees of the Company and its Subsidiaries shall receive credit for all service accrued or deemed accrued prior to the Effective Time with the Company or any of its subsidiaries.

         SECTION 5.15 Financing. Buyer shall use its best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) satisfy or obtain the waiver of all conditions applicable to Buyer and Merger Sub in such definitive agreements. In the event any portion of the Financing becomes unavailable, Buyer shall use its best efforts to arrange to obtain any such portion from alternative sources. Buyer shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

         SECTION 5.16 Letter of Credit. (a) Buyer hereby agrees that on or prior to May 19, 2006, it shall cause the bank issuing the Initial Letter of Credit to provide an amendment thereto increasing the amount available thereunder to $6,000,000 but otherwise keeping the remaining terms of the Letter of Credit unchanged, or a substitute letter of credit for $6,000,000 otherwise having the same terms as the Initial Letter of Credit (the Initial Letter of Credit, as so amended, or such substitute letter of credit, as applicable, being hereinafter referred to as the "Letter of Credit"). If Buyer does not provide such amendment by such date, the Company shall be entitled to draw the entire amount available under the Initial Letter of Credit as liquidated damages for failure to comply with this Section 5.16(a) and shall have no obligation to return such amount to Buyer or Merger Sub; provided, however, that, if this Agreement is terminated prior to the Effective Time for any reason other than a breach by Buyer or Merger Sub, the Company shall no later than the second Business Day after such termination repay such amount to Buyer by wire transfer of immediately available funds.

         (b) If Buyer does arrange for the amendment to the Letter of Credit as provided in subsection (a) hereto, the Letter of Credit shall serve as liquidity support to the Company in the event that Buyer and Merger Sub do not consummate the Merger within twenty (20) Business Days after receipt by Buyer of a written notification by an authorized officer of the Company that all of the conditions specified in Sections 6.1 and 6.2 have been satisfied. In such event, the Company will be entitled to draw upon the Letter of Credit by delivery of the draw certificate referred to therein signed by two authorized officers of the Company. The delivery of such draw certificate shall be without prejudice to the rights of Buyer and Merger Sub, on the one hand, and the Company, on the other hand, to assert any claim or position with respect to any issues or disputes between the parties concerning the rights and obligations of the parties under this Agreement, including without limitation whether the Company had the right to deliver the draw notice, whether Buyer and Merger Sub were required to effectuate the Merger and whether any condition in Section 6.1 or 6.2 hereof had been satisfied. If a court having jurisdiction over the actions, suits and proceedings arising under this Agreement issues a final, non-appealable judgment (a "Final Judgment") in favor of Buyer substantially to the effect that Buyer and Merger Sub have no liability under this Agreement for failing to effectuate the Merger, the Company shall within two Business Days of issuance thereof reimburse Buyer the full amount drawn under the Letter of Credit plus interest on such amount at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum. If such Final Judgment is in favor of the Company, any amounts drawn under the Letter of Credit shall be applied to reduce any damages awarded to the Company by such court. To the extent that the amounts so drawn under the Letter of Credit exceed the damages awarded by such court, the Company shall reimburse such excess to the Buyer within two Business Days after the issuance of such award.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

               (a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

               (b) No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

               (c) HSR. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

               (d) Other Governmental Approvals. (i) All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC Consents, and (ii) all State PUC approvals, in each case required to consummate the Merger and the other transactions contemplated hereby, including the State PUC Consents, shall have been obtained and shall have become Final Orders; provided, however that no FCC Consent or State PUC Consent shall impose or be conditioned upon Buyer's, Merger Sub's or their Affiliates' agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Buyer, Surviving Corporation or any of their Affiliates in the reasonable judgment of Buyer.

         SECTION 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

               (a) Representations and Warranties. (i) Each of the Company's representations and warranties contained in this Agreement other than
         Section 3.3 hereof (without giving effect to any "material", "materiality" or "Company Material Adverse Effect" qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), except where the failure or failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the Company's representations and warranties contained in Section 3.3 shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

               (b) Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date.

               (c) Closing Certificate. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

               (d) Company Material Adverse Effect. Since December 31, 2005, no Company Material Adverse Effect shall have occurred and be continuing and no event, change or effect shall have occurred and be continuing that would reasonably be expected to have a Company Material Adverse Effect.

               (e) Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.

         SECTION 6.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

               (a) Representations and Warranties. Each of Buyer's and Merger Sub's representations and warranties contained in this Agreement (without giving effect to any "material" or "materiality" qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer and Merger Sub to perform their respective obligations under this Agreement.

               (b) Performance of Obligations. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

               (c) Closing Certificate. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

                                  ARTICLE VII
                                   TERMINATION

         SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Required Company Stockholders:

               (a) by mutual written consent of Buyer and the Company;

               (b) by either Buyer or the Company:

                     (i) if this Agreement is not adopted by the Required
               Company Stockholders at the Company Stockholders' Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated Sections 5.3, 5.4 or 5.5);

                     (ii) if the Merger shall not have been consummated by
               February 1, 2007, (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

                     (iii) if there shall be any final non-appealable order,
               decree, ruling or other action issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

               (c) by the Company:

                     (i) if Buyer or Merger Sub (A) shall have breached any of
               the covenants or agreements contained in this Agreement to be complied with by Buyer or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied or
               (B) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Buyer or Merger Sub within twenty (20) Business Days after Buyer or Merger Sub receives written notice of such breach from the Company; or

                     (ii) if prior to the adoption of this Agreement by the
               Required Company Stockholders at the Company Stockholders' Meeting, (A) the Company's Board of Directors has received a Superior Proposal, (B) the Company's Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company's stockholders under applicable Law, (C) the Company has complied with Sections 5.3, 5.4 and 5.5 and (D) at the time of such termination, Buyer has received the fee set forth in Section 7.3; provided that the Company's Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after three (3) Business Days following Buyer's receipt of written notice advising Buyer that the Company's Board of Directors is prepared to do so, and only if, during such three (3) Business Day period, the Company and its advisors will have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms.

               (d) by Buyer:

                     (i) if the Company (A) shall have breached any of the
               covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty
               (20) Business Days after the Company receives written notice of such breach from Buyer or Merger Sub; or

                     (ii) if, prior to the adoption of this Agreement by the
               Required Company Stockholders at the Company Stockholders' Meeting, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Buyer requests in writing that such recommendation or determination be reaffirmed,
               (D) a tender or exchange offer relating to any shares of Common Stock will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby or (F) the Company has breached any of its obligations under Sections 5.3 or 5.4 to call, give notice of, convene and hold the Company Stockholders' Meeting and timely mail the Proxy Statement as contemplated thereby, which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice of such breach.

         SECTION 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Article VII and other than Sections 5.2(b) [Confidentiality], 5.7 [Public Announcements], 5.9 [Expenses], and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         SECTION 7.3 Termination Fee.

               (a) If this Agreement shall be terminated pursuant to:

                     (i) Section 7.1(b)(i), 7.1(b)(ii), or 7.1(d)(i) and (x) at
               any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company's Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

                     (ii) Section 7.1(c)(ii) or 7.1(d)(ii) hereof,

                     then the Company shall (1) in the case of termination
               pursuant to clause (i) of this Section 7.3(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to Section 7.1(d)(ii), not later than the close of business on the Business Day following such termination or (3) in the case of termination pursuant to Section 7.1(c)(ii), on the date of termination, pay Buyer a non-refundable fee in an amount equal to six million dollars ($6,000,000) (the "Termination Fee"), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer. For purposes of this paragraph (a), "Takeover Proposal" shall have the meaning assigned to such term in Section 9.1, except that all references to "10%" shall be changed to "25%".

               (b) If this Agreement is terminated under any of the circumstances described in Section 7.3(a) (but with respect to Section 7.3(a)(i), without regard to whether any of the circumstances described in clause (y) thereof have occurred), the Company shall reimburse Buyer for all its fees and expenses (including attorney's fees) incurred in connection herewith and the transactions contemplated hereby (the "Company Expense Reimbursement Amount") up to a maximum amount of two million dollars ($2,000,000), which reimbursement shall be made in cash by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer, not later than the close of business on the fifth (5th) Business Day following such termination.

               (c) If the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Buyer commences a suit which results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Buyer its costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

         SECTION 8.2 Assignment and Binding Effect; Third Party Beneficiaries.
(a) This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

               (b) Except as provided in Section 5.8(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries. Nothing contained herein shall be interpreted as limiting the Company's right to seek damages based on diminution of the value of outstanding shares of Common Stock, Warrants or Options in the event that Buyer or Merger Sub breach their obligations to consummate the Merger in accordance with the terms of this Agreement.

         SECTION 8.3 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

         If to Buyer, Merger Sub or the Surviving Corporation:

                  U.S. TelePacific Holdings Corp.
                  515 S. Flower Street, 47th Floor
                  Los Angeles, CA 90071-2201
                  Facsimile: (213) 213-3691
                  Attention: General Counsel

                  with a copy to:

                  Gibson Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York  10166
                  Facsimile: (212) 351-5260
                  Attention: E. Michael Greaney

         If to the Company:

                  Mpower Holding Corporation
                  175 Sully's Trail, Suite 300
                  Pittsford, NY 14534
                  Facsimile: (585) 218-0165
                  Attention: Russell I. Zuckerman, Esq.

                  with a copy to:

                  Shearman & Sterling LLP
                  599 Lexington Avenue
                  New York, New York  10022
                  Facsimile: (212) 848-7179
                  Attention: Alberto Luzarraga, Jr.

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

         SECTION 8.4 Amendment and Modification; Waiver.

               (a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               (b) At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 8.5 Governing Law; Consent to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

         (b) All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

         SECTION 8.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this

Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

         SECTION 8.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 8.10 Non-Survival of Representations and Warranties. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger.

         SECTION 8.11 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO
ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

         SECTION 8.12 Disclosure Schedule. The representations and warranties contained in Article III are qualified by reference to the Disclosure Schedule. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement,
(ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.

                                   ARTICLE IX
                          DEFINED TERMS; INTERPRETATION

         SECTION 9.1 Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

               (a) "Affiliate" of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

               (b) "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

               (c) "Business Day" means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

               (d) "Confidentiality Agreement" means the letter agreement, dated as of March 21, 2005 between U.S. TelePacific Corp. and Mpower Communications Corp.

               (e) "Code" means the Internal Revenue Code of 1986, as amended.

               (f) "Common Stock" means the common stock of the Company, par value $0.001 per share.

               (g) "Company Financials" means the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the twelve-month period then ended.

               (h) "Company Group" shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which the Company is the common parent entity.

               (i) "Company Material Adverse Effect" means any event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (A) the business, operation, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and Laws established or implemented by the FCC, the California Public Utilities Commission, the Public Utilities Commission of Nevada or the Illinois Commerce Commission, (ii) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its Subsidiaries, (iii) changes or effects which result from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iv) changes or effects which are or result from changes in applicable Laws after the date hereof, but only if these changes do not have a disproportionate effect on the Company and its Subsidiaries, or (v) changes or effects which are or result from changes in GAAP after the date hereof, but only if these changes do not have a disproportionate effect on the Company and its Subsidiaries, or
         (B) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

               (j) "Control" means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

               (k) "Encumbrances" means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

               (l) "Environmental Laws" means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

               (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

               (n) "ERISA Affiliate" means, with respect to any Person, (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

               (o) "Final Order" shall mean an action or decision that has been granted by the FCC or any State PUC as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed,
         (c) neither the FCC nor the issuing State PUC, as appropriate, has the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and
         (d) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

               (p) "GAAP" means United States generally accepted accounting principles.

               (q) "Governmental Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

               (r) "Hazardous Substances" means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

               (s) "Intellectual Property" means any and all of the following in the United States or any other jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent rights, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, amendments divisionals, extensions, and reexaminations thereof (collectively, "Patents"); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, "Marks"); (iii) all works of authorship, copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith (collectively, "Copyrights"); (iv) all trade secrets and confidential information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technologies, processes, formulae, algorithms, architectures, layouts, look-and-feel, designs, specifications, and methodologies, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, "Trade Secrets"); (v) all software, including source code, executable code, data, databases, Web sites, firmware, and related documentation (collectively, "Software"); and (vii) all other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Marks, Copyrights, Trade Secrets or Software.

               (t) "IT Expenditures" means any capital expenditures or commitments or additions, whether tangible or intangible, relating to or arising out of the Company's or any of its Subsidiaries' information technology infrastructure (including, without limitation, network software and hardware, back-office systems and related items).

               (u) "knowledge of the Company" or "to the Company's knowledge" or similar words means the current actual knowledge, after due inquiry, of any of the individuals listed in Section 9.1(u) of the Disclosure Schedule.

               (v) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

               (w) "Letter of Transmittal" means (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Paying Agent by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

               (x) "Liens" means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

               (y) "Option Cancellation Payment" means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

               (z) "Option Holder" means a Person holding Options.

               (aa) "Option Plans" means the Company's Stock Option Plan I, Stock Option Plan II and 2005 Long-Term Incentive Plan.

               (bb) "Options" means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to the Option Plans.

               (cc) "Paying Agent" means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

               (dd) "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

               (ee) "Release" when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. ss. 9601(22).

               (ff) "Remediation" means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. ss. 9601; or (b) any "corrective action" as that term has been construed by Governmental Entities pursuant to 42 U.S.C. ss. 6924.

               (gg) "Restricted Stock" means each share of Common Stock granted under the Option Plans or otherwise that is subject to vesting or other ownership or transfer restrictions (other than transfer restrictions pursuant to federal or state securities laws).

               (hh) "Rights" shall mean, collectively, the rights issued under the Rights Agreement.

               (ii) "Rights Agreement" shall mean the Rights Agreement, dated as of July 10, 2003, as amended, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

               (jj) "Securities Act" means the Securities Act of 1933, as amended.

               (kk) "Stockholder" means any holder of record of shares of Common Stock immediately prior to the Effective Time.

               (ll) "Subsidiary" of any Person means another Person under the Control of such Person.

               (mm) "Superior Proposal" shall mean a bona fide written Takeover Proposal (except that references in the definition of "Takeover Proposal" to "10%" should be replaced by "50%"), on terms which the Company's Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) are more favorable to the persons to whom it owes fiduciary duties under applicable Law than the Merger.

               (nn) "Takeover Proposal" shall mean any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of the voting power of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of the voting power of the Company or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

               (oo) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, telecommunications, or environmental tax, or any other tax, custom, duty or other like assessment or charge (including telecommunications fees and surcharges), together with any interest or penalty, imposed by any Governmental Entity.

               (pp) "Tax Return" means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

               (qq) "Trust Agreement" means the Directors and Officers Insurance Premium Trust Agreement, dated November 15, 2002, by and between the Company and HSBC Bank USA.

               (rr) "Warrant Cancellation Payment" means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

               (ss) "Warrant Holder" means a Person holding Warrants.

               (tt) "Warrants" means the issued and outstanding warrants to purchase shares of Common Stock.

         SECTION 9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

      Acquisition Agreement.......................................Section 5.5(b)
      Agreement.........................................................Preamble
      Buyer.............................................................Preamble
      Certificate of Merger .........................................Section 1.2
      Certificates................................................Section 2.2(b)
      Closing........................................................Section 1.2
      Closing Date...................................................Section 1.2
      Commitment Letter..............................................Section 4.8
      Common Stock Consideration..................................Section 2.1(c)
      Communications Licenses....................................Section 3.12(c)
      Company...........................................................Preamble
      Company Adverse Recommendation Change ......................Section 5.5(b)
      Company Board ..............................................Section 3.2(b)
      Company Expense Reimbursement Amount .......................Section 7.3(b)
      Company Registered Patents.................................Section 3.13(a)
      Company Registered Copyrights..............................Section 3.13(a)
      Company Registered IP......................................Section 3.13(a)

      Company Registered Marks ..................................Section 3.13(a)
      Company SEC Reports.........................................Section 3.5(a)
      Company Stockholders' Meeting..................................Section 5.4
      Contests..............................................Section 5.12(c)(iii)
      Covered Persons.............................................Section 5.8(a)
      D&O Insurance ..............................................Section 5.8(b)
      DGCL .........................................................Introduction
      Disclosure Schedule .............................................Article 3
      Dissenting Shares ..........................................Section 2.4(a)
      Effective Time.................................................Section 1.2
      Exchange Act................................................Section 3.5(a)
      FCC ........................................................Section 3.4(b)
      FCC Consents................................................Section 5.6(a)
      Financing......................................................Section 4.8
      HSR Act ....................................................Section 3.4(b)
      Inbound License Agreements.................................Section 3.13(d)
      Initial Letter of Credit......................................Introduction
      Letter of Credit...........................................Section 5.16(a)
      Material Contract ..........................................Section 3.9(a)
      Merger........................................................Introduction
      Merger Sub........................................................Preamble
      Municipal Franchising Authority.............................Section 3.4(b)
      Notice of Adverse Recommendation ...........................Section 5.5(b)
      Outbound License Agreements................................Section 3.13(d)
      Permits ...................................................Section 3.12(b)
      Plan.......................................................Section 3.15(b)
      Post-Signing Returns ...................................Section 5.12(c)(i)
      Preferred Stock ............................................Section 3.3(a)
      Proxy Statement ............................................Section 5.3(a)
      Representatives ............................................Section 5.5(a)
      Required Company Stockholders...............................Section 3.2(c)
      Sarbanes-Oxley Act ........................................Section 3.12(d)
      SEC.........................................................Section 3.5(a)
      Series A Preferred Stock....................................Section 3.3(c)
      State PUC...................................................Section 3.4(b)
      State PUC Consents..........................................Section 5.6(a)
      Surviving Corporation..........................................Section 1.1
      Termination Date........................................Section 7.1(b)(ii)
      Termination Fee........................................Section 7.3 (a)(ii)
      Transfer Taxes ............................................Section 5.12(a)
      Voting Agreement..............................................Introduction

         SECTION 9.3 Interpretation.

               (a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

               (b) For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms "include," "includes" or "including" are not limiting, (iii) the words "hereof" and "herein" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns,
         (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to "$"or "dollars" shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

                            [Signature Page Follows]

         The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

                                         U.S. TelePacific Holdings Corp.


                                         By:  /s/ Richard A. Jalkut
                                              ----------------------------------
                                              Name:  Richard A. Jalkut
                                              Title: CEO


                                         TPMC Acquisition Corp.


                                         By:  /s/ Richard A. Jalkut
                                              ----------------------------------
                                              Name:  Richard A. Jalkut
                                              Title: President


                                         Mpower Holding Corporation


                                         By:  /s/ Rolla P. Huff
                                              ----------------------------------
                                              Name:  Rolla P. Huff
                                              Title: Chairman and Chief
                                                       Executive Officer